Exhibit 99.1
Holly Corporation Announces Completion of Previously Announced Acquisition of Sunoco’s Tulsa Refinery
Dallas, Texas, June 1, 2009 — Holly Corporation (NYSE:HOC) announced today that Holly Refining & Marketing — Tulsa LLC has completed its transaction to purchase Sunoco’s 85,000 barrel per day Tulsa refinery and associated businesses.
About Holly Corporation
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 100,000 barrel per day (“bpd”) refinery located in Artesia, New Mexico and a 31,000 bpd refinery in Woods Cross, Utah. Holly also owns a 41% interest (including the general partner interest) in Holly Energy Partners, L.P.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Such differences could be caused by a number of factors including, but not limited to, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in Holly’s markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products an market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines, effects of governmental regulations and policies, the availability and cost of financing to Holly, the effectiveness of Holly’s capital investments and marketing strategies, the ability of Holly to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any future acquired operations, Holly’s efficiency in carry out construction projects, the possibility of terrorist attacks and the consequences of any such attacks, general economic conditions, and other financial, operational and legal risks and uncertainties detailed from time to time in Holly’s Securities and Exchange Commission filings. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, contact
Bruce R. Shaw, Senior Vice President & CFO
M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation
214/871-3555